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                                                                   EXHIBIT 10.42

                     EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN
                   COGENTRIX ENERGY, INC., AND JAMES R. PAGANO

         THIS AGREEMENT is effective as of the 1st day of January 1999, between Cogentrix Energy, Inc., a North Carolina corporation (the "Corporation"), and James R. Pagano (the "Executive").

         In consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1. EMPLOYMENT AND DUTIES.

         a. The Corporation desires to employ Executive as Group Senior Vice President and Chief Financial Officer;

         b. As Group Senior Vice President and Chief Financial Officer, Executive shall perform such duties and services, consistent with his position, as may be assigned to him.

         2. TERM OF AGREEMENT.

         a. Subject to the conditions set forth within, this Agreement shall be effective January 1, 1999, and its terms will commence on such date. The Agreement shall renew automatically at the end of each calendar year unless Executive is involuntarily terminated pursuant to paragraph 4.

         3. COMPENSATION; ENTITLEMENTS.

         a. Commencing January 1, 1999, the Corporation shall pay to Executive an annual base salary (the "Base Salary") of Three Hundred and Six Thousand Dollars ($306,000) payable in equal monthly installments of $25,500 per month. Such compensation may be increased during 1999 or in subsequent years.


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         b. Executive will participate in Corporation's Profit Sharing Plan equal to no less than 0.5% of Net Income Before Income Taxes, as defined in the Profit Sharing Plan Agreement between Executive and Corporation, and in addition, is entitled to participate in the provisions as outlined in the Management Incentive Bonus Plan.

         c. Executive is eligible for and entitled to participate in any future equity or quasi-equity programs offered by Corporation at a level commensurate with other Group Senior Vice Presidents.

         4. INVOLUNTARY TERMINATION; SEVERANCE BENEFITS.

         a. The Corporation may involuntarily terminate Executive's employment under this Agreement at any time upon thirty (30) days written notice subject to the terms and conditions specified herein and under the Profit Sharing Plan Agreement between Executive and Corporation regarding compensation and benefits due and owing to Executive upon termination. In the event Executive is involuntarily terminated at any time in 1999 or in any subsequent year, Executive shall receive a severance payment under this Agreement equal to 250% of his total compensation earned in the prior calendar year (including salary, bonuses and profit sharing) to be paid within thirty (30) days of the date of termination.

         5. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of 50% or more of the issued and outstanding stock of the Corporation in a single transaction or series of transactions, (ii) the Corporation is a party to a merger,


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consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Corporation or an entity directly or indirectly controlled, controlling or under common control with the Corporation (an "Affiliate of the Corporation"), (iii) the Corporation sells or transfers 50% or more of its assets to any other person or persons other than an Affiliate of the Corporation, (iv) the shareholders of the Corporation approve a plan or proposal for the liquidation or dissolution of the Corporation or (v) during any two-year period, individuals who comprise a majority of the Board at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period (such Board composition being referred to as a "Continuing Majority"). Notwithstanding the foregoing, the absence of a Continuing Majority shall not constitute a Change of Control if such absence is in contemplation of an initial public offering or a private placement of the capital stock or other securities of the Corporation.

         a. In the event of a "Change in Control", Executive shall be deemed to have been involuntarily terminated if any of the following occurs: (i) any alteration in Executive's title, duties, authority, location of workplace and responsibilities from those in effect immediately prior to a change in control of the Corporation or the assignment to Executive of any duties inconsistent with his status as a management employee, (ii) a reduction in Executive's annual base salary or profit sharing participation as in effect immediately prior to a change in control of the Corporation, (iii)



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the failure by the Corporation to make any other payment to Executive of compensation, including bonuses or benefit payments.

         b. If any of the triggering events described above occur, Executive shall be entitled to the amount of severance payments described in paragraph 4 together with cash payments in an amount sufficient to ensure that the amounts received in accordance with this Section 5 as a result of a Change in Control are not subject to net reductions due to the imposition of excise taxes under
Section 4999 of the Internal Revenue Code of 1986, as amended.

         6. ENFORCEMENT. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

         7. NOTICES. All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, postage prepaid, return receipt requested. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.



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         8. PRIOR AGREEMENTS/ORAL MODIFICATIONS/AMENDMENTS. This Agreement
supersedes all prior agreements and constitutes the entire Agreement and understanding between Executive and Corporation. It may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Executive's compensation or benefits may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

         9. ATTORNEY'S FEES. In the event of any litigation between the parties to this Agreement, or any of them, concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

         10. BINDING AGREEMENT; BENEFIT. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

         11. GOVERNING LAW. This Agreement will be governed by, and construed and enforced in accordance with the laws of North Carolina.

         12. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.



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         13. HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         15. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) and Executive and his heirs. In the event that Executive shall die after becoming entitled to payment of the benefits, hereunder, such payment shall be made by the Corporation to Executive's beneficiary designated by him for purposes of the group life insurance plan of the Corporation in which Executive shall participate or, if there is no such designated beneficiary, to Executive's estate.

         16. ASSIGNMENT. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon each successor of the



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Corporation whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EXECUTIVE                                            FOR CORPORATION
JAMES R. PAGANO                                      COGENTRIX ENERGY, INC.

By: /s/ James R. Pagano                              By: /s/ David J. Lewis
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Date: 1/22/99                                        Date: Jan. 22, 1999
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WITNESS:                                             WITNESS:

/s/ Mark F. Miller                                   /s/ Lori M. Toole
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Date: 1-22-99                                        Date: Jan 22, 1999
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